Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Ralph J. Lober II
December 20, 2022	Tel. 330-868-9035
ralph.lober@consumers.bank

CONSUMERS BANCORP, INC. AND CONSUMERS NATIONAL BANK

ANNOUNCE THE APPOINTMENT OF ANN GANO TO THE BOARDS.

Minerva, Ohio—On December 15, 2022, the Board of Directors of Consumers Bancorp, Inc. approved the appointment of Ann Gano as a Class III director, effective January 1, 2023. Gano was also appointed as a director of the Company’s wholly owned subsidiary, Consumers National Bank, effective January 1, 2023. She will serve on the Audit and Risk & Technology Committees.

Gano, a resident of New Philadelphia, is a Certified Public Accountant and owner of Keeping Tabs, Inc., a New Philadelphia-based accounting and consulting firm focused on financial record keeping and reporting for farm and small business clients. She holds a bachelor’s degree in accounting from Kent State University and an associate degree from OSU Agricultural Technical Institute.

“As a lifetime resident of Tuscarawas County and active community volunteer, Ann will provide valuable insight as we work to serve the needs of the agricultural and small business community throughout our market area. While her accounting and agricultural experience will bring additional expertise to the board, her past and current leadership roles in local non-profit organizations add to her unique perspective and are a perfect match with our company mission to make a difference,” said Ralph J. Lober II, President and CEO of Consumers National Bank.

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Caption:

Ann Gano has been appointed to the boards of Consumers Bancorp, Inc., and its subsidiary Consumers National Bank.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, the nature, extent and timing of governmental actions and reforms, competitive pressures on product pricing and services and changes in technology.